Exhibit 99.1

Contact:	John Oxford	Stuart Johnson
	Vice President	Senior Executive Vice President
	Director of External Affairs	Chief Financial Officer
	(662) 680-1219	(662) 680-1472
	joxford@renasant.com	stuartj@renasant.com

RENASANT CORPORATION ANNOUNCES

2008 FIRST QUARTER EARNINGS

TUPELO, MISSISSIPPI (April 15, 2008) – Renasant Corporation (NASDAQ: RNST) (the “Company”) today announced results for the first quarter of 2008. Net income for the first quarter of 2008 was $8,277,000, up 18.9%, from $6,962,000 for the first quarter of 2007. Basic earnings per share were $0.40, down 11.1%, and diluted earnings per share were $0.39, down 11.4%, compared to basic earnings per share of $0.45 and diluted earnings per share of $0.44 for the first quarter of 2007. The decrease in basic and diluted earnings per share was, in part, attributable to the shares issued in connection with the Capital Bancorp, Inc. acquisition, which was completed on July 1, 2007, and the related equity offering in the second quarter of 2007.

“Our first quarter 2008 financial results reflect our ability to meet the challenges offered in the current economic environment,” commented Renasant Chairman and Chief Executive Officer, E. Robinson McGraw. “Although the Federal Reserve reduced the federal funds target rate 200 basis points during the first quarter of 2008, we experienced only a slight compression in our core net interest margin. Additionally, our mortgage lending division grew noninterest income on record mortgage loan volume even while mortgage loan originations declined nationally.”

Total assets as of March 31, 2008 were $3.7 billion, representing a 2.4% increase from December 31, 2007 and a 34.3% increase since March 31, 2007. Total loans were approximately $2.58 billion at the end of the first quarter of 2008, a slight decrease from $2.59 billion at December 31, 2007 and an increase of 36.6% from $1.89 billion at March 31, 2007. Total deposits grew to $2.63 billion at March 31, 2008, representing a 3.1% increase from December 31, 2007 and a 15.9% increase since March 31, 2007.

Net interest income grew to $27,157,000 for the first quarter of 2008 compared to $20,661,000 for the same period in 2007. Net interest margin was 3.52% for the first quarter of 2008 compared to 3.48% for the fourth quarter of 2007 and 3.67% for the first quarter of 2007. Net interest income for the first quarter of 2008 included approximately $531,000 in interest income from loans accounted for in accordance with AICPA Statement of Position 03-3 which increased net interest margin by 0.07%. Additional interest income from similar loans increased fourth quarter 2007 net interest margin by 0.02% and had no impact on net interest margin in the first quarter of 2007.

Noninterest income increased 9.3% to $13,857,000 for the first quarter of 2008 from $12,677,000 for the first quarter of 2007. Growth in noninterest income occurred primarily in deposit fees and mortgage lending. The Company’s mortgage division achieved record income on mortgage production of approximately $191 million for the first quarter of 2008 as compared to approximately $141 million for the first quarter of 2007. Other noninterest income for the first quarter of 2008 included a $409,000 gain related to the redemption of shares as a result of the Visa initial public offering.

Noninterest expense was $26,798,000 for the first quarter of 2008, up 19.1%, compared to $22,501,000 for the first quarter of 2007.

“The increase in noninterest expense during the first quarter of 2008 can be primarily attributed to expenses associated with the addition of Capital’s employees and other costs resulting from the integration of Capital’s operations,” said McGraw.

“We, as with most financial institutions, experienced an increase in nonperforming loans and net charge-offs in the first quarter of 2008. In response, we increased our provision for loan losses during the first quarter of 2008 as compared to previous quarters. Our senior credit officers are closely monitoring all credit relationships so that we can promptly identify problematic loans and mitigate any foreseeable credit issues,” said McGraw.

Annualized net charge-offs as a percentage of average loans were .26% for the first quarter of 2008, down from 0.36% for the fourth quarter of 2007 and up from 0.04% for the first quarter of 2007. Non-performing loans as a percentage of total loans were 0.85% at March 31, 2008, as compared to 0.63% at December 31, 2007 and 0.54% at March 31, 2007. The allowance for loan losses as a percentage of loans was 1.06% at March 31, 2008, as compared to 1.02% at December 31, 2007 and 1.06% at March 31, 2007. The Company recorded a provision for loan losses of $2,625,000 for the first quarter of 2008 as compared to $1,975,000 for the fourth quarter of 2007 and $750,000 for the first quarter of 2007.

“We have implemented strategies to proactively manage the challenges presented by the current economic conditions. Through active and responsive asset and liability management, continued inspection of each construction and land development loan, and by carrying out measures to control noninterest expense, we believe we are positioned to react to today’s ever-challenging economic environment,” stated McGraw.

CONFERENCE CALL INFORMATION:

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Wednesday, April 16, 2008, through the Company’s website: www.renasant.com, and through Thompson/CCBN’s individual investor center at www.fulldisclosure.com, or any of Thompson/CCBN’s Investor Distribution Network websites. The event will be archived on the Company’s website for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing 888-873-4896 in the United States and entering the participant passcode 55383206. International participants should dial 617-213-8850 and enter the participant passcode 55383206.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance. Renasant has assets of approximately $3.7 billion and operates 67 banking, mortgage and insurance offices in 41 cities in Mississippi, Tennessee and Alabama.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

###

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

	2008	2007				Q1 2008- Q1 2007 Percent Variance	For the Three Months Ended March 31,
Statement of earnings	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter		2008	2007	Percent Variance
Interest income - taxable equivalent basis	$54,324	$57,339	$57,571	$44,399	$42,534	27.72	$54,324	$42,534	27.72
Interest income	$53,383	$56,316	$56,636	$43,541	$41,710	27.99	$53,383	$41,710	27.99
Interest expense	26,226	29,373	29,938	22,022	21,049	24.59	26,226	21,049	24.59

Net interest income	27,157	26,943	26,698	21,519	20,661	31.44	27,157	20,661	31.44

Provision for loan losses	2,625	1,975	1,313	800	750	250.00	2,625	750	250.00

Net interest income after provision	24,532	24,968	25,385	20,719	19,911	23.21	24,532	19,911	23.21

Service charges on deposit accounts	5,433	5,526	5,239	4,919	4,844	12.16	5,433	4,844	12.16
Fees and commissions on loans and deposits	3,765	3,834	4,104	4,060	3,728	0.99	3,765	3,728	0.99
Insurance commissions and fees	857	891	930	918	810	5.80	857	810	5.80
Trust revenue	626	806	806	680	567	10.41	626	567	10.41
Gain (loss) on sale of securities	—	—	—	(1)	79	(100.00)	—	79	(100.00)
Gain on sale of mortgage loans	1,521	1,291	1,201	1,225	1,146	32.72	1,521	1,146	32.72
Other	1,655	849	1,166	1,066	1,503	10.11	1,655	1,503	10.11

Total non-interest income	13,857	13,197	13,446	12,867	12,677	9.31	13,857	12,677	9.31

Salaries and employee benefits	14,718	13,970	15,010	13,083	12,927	13.85	14,718	12,927	13.85
Occupancy and equipment	3,373	3,371	3,269	2,836	2,731	23.51	3,373	2,731	23.51
Data processing	1,307	993	1,425	1,265	1,202	8.74	1,307	1,202	8.74
Amortization of intangibles	584	596	610	391	394	48.22	584	394	48.22
Other	6,816	6,513	6,375	5,792	5,247	29.90	6,816	5,247	29.90

Total non-interest expense	26,798	25,443	26,689	23,367	22,501	19.10	26,798	22,501	19.10

Income before income taxes	11,591	12,722	12,142	10,219	10,087	14.91	11,591	10,087	14.91
Income taxes	3,314	3,967	3,845	3,132	3,125	6.05	3,314	3,125	6.05

Net income	$8,277	$8,755	$8,297	$7,087	$6,962	18.89	$8,277	$6,962	18.89

Basic earnings per share	$0.40	$0.42	$0.39	$0.42	$0.45	(11.11)	$0.40	$0.45	(11.11)
Diluted earnings per share	0.39	0.41	0.39	0.41	0.44	(11.36)	0.39	0.44	(11.36)

Average basic shares outstanding	20,878,478	20,953,099	21,096,156	17,029,781	15,554,515	34.23	20,878,478	15,554,515	34.23
Average diluted shares outstanding	21,133,235	21,297,082	21,437,848	17,292,914	15,865,906	33.20	21,133,235	15,865,906	33.20

Common shares outstanding	20,930,871	20,841,365	20,983,501	18,356,974	15,560,006	34.52	20,930,871	15,560,006	34.52
Cash dividend per common share	$0.170	$0.170	$0.170	$0.160	$0.160	6.25	$0.170	$0.160	6.25

Performance ratios
Return on average shareholders’ equity	8.21%	8.74%	8.45%	9.77%	11.05%		8.21%	11.05%
Return on average shareholders’ equity, excluding amortization expense	8.57%	9.10%	8.83%	10.07%	11.44%		8.57%	11.44%
Return on average assets	0.92%	0.96%	0.94%	1.04%	1.06%		0.92%	1.06%
Return on average assets, excluding amortization expense	0.96%	1.00%	0.98%	1.07%	1.10%		0.96%	1.10%

Net interest margin (FTE)	3.52%	3.48%	3.52%	3.66%	3.67%		3.52%	3.67%
Yield on earning assets (FTE)	6.81%	7.14%	7.32%	7.25%	7.27%		6.81%	7.27%
Average earning assets to average assets	88.44%	88.41%	88.71%	89.74%	89.13%		88.44%	89.13%
Average loans to average deposits	99.90%	99.91%	94.02%	87.00%	86.12%		99.90%	86.12%

Noninterest income (less securities gains/ losses) to average assets	1.54%	1.45%	1.52%	1.89%	1.92%		1.54%	1.92%
Noninterest expense to average assets	2.97%	2.80%	3.01%	3.43%	3.43%		2.97%	3.43%
Net overhead ratio	1.43%	1.35%	1.49%	1.54%	1.51%		1.43%	1.51%
Efficiency ratio (FTE)	63.87%	61.81%	64.97%	66.30%	65.87%		63.87%	65.87%

*Percent	variance not meaningful

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

	2008	2007				Q1 2008- Q1 2007 Percent Variance	For the Three Months Ended March 31,
Average balances	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter		2008	2007	Percent Variance
Total assets	$3,629,623	$3,605,684	$3,515,669	$2,735,556	$2,663,515	36.27	$3,629,623	$2,663,515	36.27
Earning assets	3,210,112	3,187,663	3,118,727	2,454,953	2,373,908	35.22	3,210,112	2,373,908	35.22
Securities	555,174	542,235	548,612	476,742	444,420	24.92	555,174	444,420	24.92
Loans, net of unearned	2,631,101	2,630,255	2,557,185	1,954,517	1,885,122	39.57	2,631,101	1,885,122	39.57
Intangibles	197,036	196,718	194,743	97,697	98,094	100.86	197,036	98,094	100.86

Non-interest bearing deposits	293,528	300,782	298,278	257,273	258,071	13.74	293,528	258,071	13.74
Interest bearing deposits	2,301,291	2,302,862	2,389,220	1,951,730	1,899,474	21.15	2,301,291	1,899,474	21.15
Total deposits	2,594,819	2,603,644	2,687,498	2,209,003	2,157,545	20.27	2,594,819	2,157,545	20.27
Other borrowings	587,957	547,946	385,589	201,743	212,762	176.34	587,957	212,762	176.34
Shareholders’ equity	405,355	397,516	389,621	291,864	255,470	58.67	405,355	255,470	58.67

Asset quality data
Nonaccrual loans	$16,090	$14,231	$12,657	$5,905	$6,368	152.67	$16,090	$6,368	152.67
Loans 90 past due or more	5,888	2,046	2,125	1,648	3,913	50.47	5,888	3,913	50.47

Non-performing loans	21,978	16,277	14,782	7,553	10,281	113.77	21,978	10,281	113.77
Other real estate owned and repossessions	12,802	8,584	3,168	2,309	2,897	341.91	12,802	2,897	341.91

Non-performing assets	$34,780	$24,861	$17,950	$9,862	$13,178	163.92	$34,780	$13,178	163.92

Net loan charge-offs (recoveries)	$1,726	$2,397	$377	$277	$202	754.46	$1,726	$202	754.46
Allowance for loan losses	27,271	26,372	26,926	20,605	20,082	35.80	27,271	20,082	35.80
Non-performing loans/total loans	0.85%	0.63%	0.57%	0.38%	0.54%		0.85%	0.54%

Non-performing assets/total assets	0.94%	0.69%	0.50%	0.35%	0.48%		0.94%	0.48%
Allowance for loan losses/total loans	1.06%	1.02%	1.04%	1.04%	1.06%		1.06%	1.06%
Allowance for loan losses/non-performing loans	124.08%	162.02%	182.15%	272.81%	195.33%		124.08%	195.33%
Annualized net loan charge-offs/average loans	0.26%	0.36%	0.06%	0.06%	0.04%		0.26%	0.04%

Balances at period end
Total assets	$3,699,276	$3,612,287	$3,584,519	$2,791,295	$2,754,930		$3,699,276	$2,754,930	34.28
Earning assets	3,267,329	3,179,153	3,168,182	2,494,569	2,460,185		3,267,329	2,460,185	32.81
Securities	636,338	539,590	543,017	460,606	462,588		636,338	462,588	37.56
Mortgage loans held for sale	33,062	37,468	25,911	38,048	29,098		33,062	29,098	13.62
Loans, net of unearned	2,580,911	2,586,693	2,588,563	1,977,941	1,889,799		2,580,911	1,889,799	36.57
Intangibles	196,264	197,314	196,643	97,286	97,902		196,264	97,902	100.47

Non-interest bearing deposits	$304,171	$299,394	$315,813	$274,336	$273,726		$304,171	$273,726	11.12
Interest bearing deposits	2,322,471	2,248,427	2,348,064	1,949,018	1,991,620		2,322,471	1,991,620	16.61
Total deposits	2,626,642	2,547,821	2,663,877	2,223,354	2,265,346		2,626,642	2,265,346	15.95
Other borrowings	623,906	624,388	483,988	218,045	200,764		623,906	200,764	210.77
Shareholders’ equity	409,827	399,073	392,312	316,634	258,566		409,827	258,566	58.50

Market value per common share	$22.50	$21.57	$21.63	$22.74	$24.68		$22.50	$24.68	(8.83)
Book value per common share	19.58	19.15	18.70	17.25	16.62		19.58	16.62	17.83
Tangible book value per common share	10.20	9.68	9.32	11.95	10.33		10.20	10.33	(1.18)
Shareholders’ equity to assets (actual)	11.08%	11.05%	10.94%	11.34%	9.39%		11.08%	9.39%
Tangible capital ratio	6.10%	5.91%	5.78%	8.14%	6.05%		6.10%	6.05%
Leverage ratio	8.23%	8.09%	8.26%	11.02%	8.85%		8.23%	8.85%

Detail of Loans by Category
Commercial, financial, agricultural	$310,497	$317,866	$336,157	$265,062	$243,274		$310,497	$243,274	27.63
Lease financing	2,304	2,557	2,906	3,409	3,833		2,304	3,833	(39.89)
Real estate - construction	385,957	386,184	401,652	247,241	231,311		385,957	231,311	66.86
Real estate - 1-4 family mortgages	846,626	850,658	841,266	669,557	654,604		846,626	654,604	29.33
Real estate - commercial mortgages	954,131	948,322	925,001	715,408	676,015		954,131	676,015	41.14
Installment loans to individuals	81,396	81,006	81,581	77,264	80,762		81,396	80,762	0.79

Loans, net of unearned	$2,580,911	$2,586,593	$2,588,563	$1,977,941	$1,889,799		$2,580,911	$1,889,799	36.57

*Percent	variance not meaningful